Exhibit 10.25

Ryman Hospitality Properties, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I.	Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainer	2018
Board retainer	$60,000
Lead Non-Management Director retainer	$30,000
Audit chair retainer	$25,000
Human Resources chair retainer	$20,000
Nominating and Corporate Governance chair retainer	$15,000
Human Resources/Nominating and Corporate Governance member retainer	$7,500
Audit member retainer	$10,000

Non-employee directors may elect payment in cash or may defer this portion of their compensation and receive restricted stock units pursuant to the Company’s 2016 Omnibus Incentive Plan with a value equal to the fees, based on the fair market value of the Company’s common stock on the date of issuance. Such restricted stock units will be deferred until a specified date or the end of the director’s service on the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

In addition, as of the date of our board meeting following our annual meeting of stockholders, each non-employee director will receive an annual grant of restricted stock units having a dollar value of $80,000, based on the fair market value of the Company’s common stock on the date of grant. The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s 2016 Omnibus Incentive Plan, unless deferred by the director until either a specified date or the end of the director’s service on the Board of Directors. Directors will not receive fees for attending meetings.

II.	Compensation of Named Executive Officers. The following table sets forth the 2018 annual base salaries and the fiscal 2017 short-term cash incentive compensation provided to the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly compensated executive officers to be named in the Company’s proxy statement to be filed in connection with the 2018 annual meeting of stockholders (the “Named Executive Officers”).

	2018 Salary	Fiscal 2017 Bonus Amount
Colin Reed	$925,000	$2,248,831
Mark Fioravanti	$530,450	$937,480
Bennett Westbrook	$397,838	$562,488
Patrick Chaffin	$334,750	$468,426
Scott Lynn	$344,500	$468,426

The above-described fiscal 2017 Bonus Amounts were paid pursuant to the Company’s short-term cash incentive compensation program under the Company’s 2016 Omnibus Incentive Plan. In addition, certain performance-based restricted stock unit awards under the Company’s Amended and Restated 2006 Omnibus Incentive Plan with respect to performance periods ended December 31, 2017 will vest on March 15, 2018, as will be reflected in Form 4 filings made with the SEC.

The following table sets forth the fiscal 2018 bonus targets as a percentage of 2018 base salary set for the Named Executive Officers:

	Threshold	Target	Maximum
Colin Reed	75%	150%	300%
Mark Fioravanti	62.5%	125%	250%
Bennett Westbrook	50%	100%	200%
Patrick Chaffin	50%	100%	200%
Scott Lynn	50%	100%	200%

The fiscal 2018 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will be paid pursuant to the Company’s cash bonus program under the Company’s 2016 Omnibus Incentive Plan.

The Named Executive Officers also receive long-term incentive awards, as discussed below, pursuant to the Company’s stockholder-approved equity incentive plans.

On February 21, 2018, the Named Executive Officers were granted the following awards of time-based vesting restricted stock units (vesting ratably over four years beginning on March 15, 2019) and the following awards of performance-vesting restricted stock units for the 2018-2020 performance period (of which up to 150% will vest on March 15, 2021 based on the achievement of designated financial goals), pursuant to the Company’s 2016 Omnibus Incentive Plan.

	Time- Based RSUs	Performance- Based RSUs
Colin Reed	17,929	16,823
Mark Fioravanti	5,712	5,360
Bennett Westbrook	2,856	2,680
Patrick Chaffin	2,403	2,255
Scott Lynn	2,473	2,320

III.	Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of directors and named executive officers may be provided in the Company’s filings with the SEC, including the proxy statement to be filed in connection with the 2018 annual meeting of stockholders.